MARINEMAX REPORTS FIRST QUARTER FISCAL 2014 RESULTS
~ Revenue Increased 11% Year-Over-Year to $109.6 Million ~
~ Same Store Sales Grew Over 9% ~
~ Gross Margins Increased Year-Over-Year ~

CLEARWATER, FL, January 30, 2014 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its first quarter ended December 31, 2013.

Revenue increased approximately 11% to $109.6 million for the quarter ended December 31, 2013 from $99.1 million for the comparable quarter last year. Same-store sales grew over 9% following an 8% increase in the same period last year. Seasonally, the December quarter is traditionally the least significant quarter of the year. The Company improved its net loss for the first quarter ended December 31, 2013 by over 19% to $3.4 million, or $0.14 per share from $4.2 million, or $0.18 per share, for the comparable quarter last year.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated “We are proud that we produced our ninth consecutive quarter of positive same stores sales growth, and did it while expanding our gross margins, in the midst of reported sluggish retail sales in our core product categories and decreased discretionary spending. Our team continues to execute on the strategies we have implemented and is focused on ensuring the best customer experience possible.”

Mr. McGill continued, “Not only are we pleased with the progress we continue to make each quarter, we are also enthusiastic about the new product offerings from our manufacturing partners and the opportunity they provide to capture additional growth in the future. We believe our inventories are at the appropriate level for this early stage of the recovery and that our team is well positioned for success as we enter the busy boat show season. From a longer term perspective, as consumer confidence continues to improve, the opportunity to drive positive cash flow and earnings with our streamlined operating structure is compelling. With our solid balance sheet and high-performing team we have a strong foundation that provides a competitive advantage for us to excel as the industry recovers.”

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About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, Grady-White, Bayliner, Harris FloteBote, Crest, Scout, Sailfish, Scarab Jet Boats, Aquila, Nautique and Malibu, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 54 retail locations in Alabama, Arizona, California, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for the first quarter ended December 31, 2013; its belief the industry is recovering; the Company’s assessment that it has a high-performing team and solid balance sheet that gives it a strong foundation and competitive advantage as the industry recovers; the Company’s belief that new products and new product lines will be desired by its customer base providing growth for the Company; the Company’s positioning for success as the Company enters the busy boat show season; and as consumer confidence continues to improve, the opportunity to drive positive cash flow and earnings with the Company’s streamlined operating structure. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, general economic conditions, as well as those within our industry, and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

CONTACT:	Michael H. McLamb Chief Financial Officer Abbey Heimensen Public Relations MarineMax, Inc. 727/531-1700	Brad Cohen ICR, Inc. 203/682.8211 bcohen@icrinc.com

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

Three Months Ended December 31,
	2013	2012
Revenue	$109,592	$99,051
Cost of sales	79,682	72,773

Gross profit	29,910	26,278
Selling, general, and
administrative expenses	32,282	29,443

Loss from operations	(2,372)	(3,165)
Interest expense	997	997

Loss before income tax benefit	(3,369)	(4,162)
Income tax benefit	—	—

Net loss	$(3,369)	$(4,162)

Basic and diluted net loss per common
share	$(0.14)	$(0.18)

Weighted average number of common
shares used in computing net loss per
common share:
Basic and diluted	23,715,945	22,955,715

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,904	$15,393
Accounts receivable, net	13,674	13,513
Inventories, net	238,052	226,812
Prepaid expenses and other current assets	4,799	4,712

Total current assets	272,429	260,430
Property and equipment, net	100,182	98,870
Other long-term assets, net	5,526	3,953

Total assets	$378,137	$363,253

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,133	$5,782
Customer deposits	11,522	13,820
Accrued expenses	14,877	20,248
Short-term borrowings	125,913	123,366

Total current liabilities	156,445	163,216
Long-term liabilities	440	1,853

Total liabilities	156,885	165,069
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	25	24
Additional paid-in capital	224,537	217,287
Retained earnings (accumulated deficit)	12,500	(3,317)
Treasury stock	(15,810)	(15,810)

Total stockholders’ equity	221,252	198,184

Total liabilities and stockholders’ equity	$378,137	$363,253